Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES TOP-LINE RESULTS FROM RHEUMATOID
ARTHRITIS PHASE 2 TRIAL

Boulder, Colo., (September 3, 2009) - Array BioPharma Inc. (Nasdaq: ARRY) today announced its preliminary analysis of results from a study examining ARRY-162, a small molecule MEK inhibitor, in a 12-week Phase 2 clinical trial with 201 patients.  The patients had active rheumatoid arthritis (RA) that was not completely responsive to methotrexate. This study included a placebo group and three different dose groups of ARRY-162, all on a stable background of methotrexate.  None of the treatment groups demonstrated a statistically significant ACR20 response rate compared to the placebo group at 12 weeks (p=0.459), therefore the study did not meet the primary endpoint.

Overall, the placebo response rates in this study were higher than expected for this patient population and showed regional differences, with patients in South America (99 patients) having substantially higher placebo response rates than those in Eastern Europe (101 patients). In Eastern Europe when patients in the three active treatment arms were combined, there was a trend towards efficacy, as measured by DAS28-4(CRP) (p=0.067), “Good” EULAR response (p=0.105) and ACR20 response rate (p=0.115).  Array is conducting a full analysis of safety, efficacy and pharmacokinetic data from this study and expects to present complete results at a medical conference in 2010.

“This is the first clinical trial evaluating the modulation of the MEK pathway for the treatment of chronic inflammatory disease,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “While we are disappointed in the overall efficacy outcome, we were pleased with the confirmation of the favorable safety profile and are continuing to evaluate the regional results.  Previously we announced our strategy to rapidly advance ARRY-162 for the treatment of cancer patients.  We initiated a Phase 1 oncology trial last month and patient dosing is underway.”

Array will host a conference call on Friday, September 4, 2009 at 9:00 a.m. ET to discuss these results (see conference call details below). Array has also posted additional slides discussing these results on the Investor Relations section of Array’s website at www.arraybiopharma.com.

Efficacy Results

The table below shows the ACR20 response rates at 12 weeks evaluated overall and by region in the efficacy evaluable population using last observation carried forward method.

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ACR20 Response Rates at 12 weeks — Overall and by Region

	Placebo	10 mg BID	40 mg QD	20 mg BID	Global P value*	All Treated vs. Placebo P value
Overall	46.9% (N=49)	60.4% (N=48)	61.2% (N=49)	54.0% (N=50)	0.457	0.185
Eastern Europe	34.6% (N=26)	53.8% (N=26)	58.3% (N=24)	47.8% (N=23)	0.351	0.115
South America	60.9% (N=23)	68.2% (N=22)	64.0% (N=25)	59.3% (N=27)	0.936	0.810

*Global P value compares all four treatment arms.

Safety Results

Consistent with earlier studies of up to 28 days with ARRY-162, the most common drug-related adverse events (AEs) observed in the study were skin-related (e.g., rash, dermatitis) and diarrhea. The incidence of these findings were most common in the 20 mg BID and 40 mg QD dose groups, and were generally mild-to-moderate in intensity.  There were no drug-related serious adverse events.  The table below shows the most frequently reported drug-related adverse events in the safety population.

Most Commonly Reported Drug-Related Adverse Events

Adverse Event	Placebo N=49	10 mg BID N=49	40 mg QD N=50	20 mg BID N=50
Rash*	4%	12%	28%	42%
Diarrhea	4%	4%	24%	18%
Abdominal Pain	4%	2%	4%	4%
Abnormal Liver Function Tests**	2%	2%	2%	8%
Nausea	0%	0%	6%	4%
Peripheral Edema	0%	0%	4%	4%

Drug-related as assessed by investigators, blinded to treatment

*                 includes any event of rash, rash pustular, rash erytematous, rash papular, folliculitis, acne, dermatitis acneiform, eczema, prurigo, rosacea, urticaria and erythema

**          includes any event of alanine aminotransferase increased, aspartate aminotransferase increased, gamma-glutamyltransferase increased, hepatic enzyme increased, liver function test abnormal and transaminases increased.  All events were Grade 1 in severity.

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About Rheumatoid Arthritis

Rheumatoid Arthritis (RA) is a debilitating autoimmune disease that affects more than two million Americans, and as many as 1% of the global population, and hinders the daily activities of sufferers. The damage that occurs in RA is a result of the immune system attacking joint tissue, causing painful chronic inflammation, often resulting in irreversible destruction of cartilage, tendons and bones. Common RA symptoms include inflammation of the joints, swelling, fatigue, stiffness and pain. Additionally, since RA is a systemic disease, it can have effects in other tissues such as the lungs and eyes.

ARRY-162 Phase 2 RA Trial Design

This was a Phase 2, randomized, double-blind, placebo-controlled, 12-week, parallel treatment trial of ARRY-162 in patients with active RA on stable doses of methotrexate. Patients entering the study had an inadequate response to methotrexate (>6 swollen and >6 tender joints with C-reactive protein >1 mg/dL at screening) and had been on a stable dose of methotrexate for at least 6 weeks prior to study entry.  Prior therapy with biologics was not allowed. 201 patients were enrolled in this study.  Patients were randomized 1:1:1:1 to one of three dosing regimens of ARRY-162 (10 mg BID, 20 mg BID, 40 mg QD) or placebo. The study enrolled 100 patients in Eastern Europe (99) and North America (1), and 101 patients in South America.

About ARRY-162 in Inflammatory Diseases

ARRY-162, an orally active MEK inhibitor, has shown significant efficacy and is well tolerated in preclinical models of human arthritis and other inflammatory diseases.  In preclinical combination studies with standard of care RA treatments, including methotrexate, dexamethasone, ibuprofen, and etanercept, ARRY-162 was well tolerated and demonstrated at least additive efficacy, even with the maximally efficacious dose of etanercept.  ARRY-162 was well-tolerated in preclinical studies for up to 9 months of daily dosing.  Phase 1 clinical trials with ARRY-162 have demonstrated selective and dose-dependant inhibition of IL-1, IL-6 and TNF with convenient oral dosing, as well as good tolerability when used in combination with methotrexate.

About ARRY-162 in Cancer

Array believes ARRY-162 is particularly well-suited for use in cancer treatment and has advantages over other MEK inhibitors currently in development, including greater potency, and improved safety and pharmacokinetics.  ARRY-162 has been administered to more than 230 patients/healthy subjects in clinical trials for either safety assessment or the treatment of inflammatory disease.  The drug has been well-tolerated and demonstrated significant pharmacodynamic responses in the completed trials.  In addition, the Company has completed long-term preclinical regulated safety studies and has identified a commercially viable synthetic process and oral formulation for ARRY-162.

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About MEK

MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which mediates production of key proinflammatory cytokines, including TNFa, IL-1b and IL-6, as well as cellular proliferation and survival. It also has a role in pathogenic bone remodeling through direct effects on osteoclasts, the cells responsible for bone resorption.  MEK inhibition therefore has the potential to be a novel and safe approach to treating chronic, progressive inflammatory diseases because of its observed anti-inflammatory and bone anti-resorptive effects. In addition, MEK is frequently activated in cancer, in particular in tumors that have mutations in the RAS and RAF oncogenes. Preclinical data show that MEK inhibitors are additive or synergistic in combination with other agents. In particular, the PI-3K/AKT/mTOR pathway interacts with the RAS/RAF/MEK/ERK pathway in response to growth factor signaling. Simultaneous inhibition of both these pathways has significantly greater preclinical anti-tumor activity compared to inhibition of either pathway alone. Because these pathways are commonly activated in many tumors, we believe that dual MEK and PI3K/AKT/mTOR inhibition could have broad anti-tumor activity.

Conference Call Information

Date:	Friday, September 4, 2009
Time:	9:00 a.m. eastern time
Toll-Free:	888-668-1648
Toll:	913-312-1489
Pass Code:	2659664
Webcast:	www.arraybiopharma.com

A replay of the call will be available as a webcast on the Investor Relations section of Array’s website www.arraybiopharma.com.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer, inflammatory diseases, pain and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

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Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing development of ARRY-162 and the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists; and management. We are providing this information as of September 3, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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